Exhibit 99.1

Cheniere Energy Partners Elects Ben A. Guill to Board of Directors

HOUSTON--(BUSINESS WIRE)--Cheniere Energy Partners, L.P. (AMEX:CQP) announced today that Ben A. Guill has been elected to the Board of Directors of its general partner.

Ben Guill has served as Director of National Oilwell Varco, Inc. since 1999. He was President of First Reserve Corporation, a corporate manager of private investments focusing on the energy and energy-related sectors from September 1998 until April 2007, where he was responsible for deal origination, investment structuring and monitoring. Prior to joining First Reserve, Mr. Guill was the Managing Director and Co-head of Investment Banking at Simmons & Company International, an investment banking firm specializing in the oil service industry. Prior to that time he was with Blyth Eastman Dillon & Company. Mr. Guill received his B.A. degree from Princeton University and an M.B.A. from the Wharton School of the University of Pennsylvania.

Cheniere’s Chairman and CEO, Charif Souki, said, “Ben is a welcome addition to Cheniere Energy Partners’ general partner board of directors. His investment experience and knowledge of our industry will enhance our ability to grow our company. I look forward to working with him to this end.”

Cheniere Energy Partners, L.P. is a Delaware limited partnership. Through its wholly-owned subsidiary, Sabine Pass LNG, L.P., the partnership is developing an LNG receiving terminal located in western Cameron Parish, Louisiana on the Sabine Pass Channel scheduled to commence operations in the second quarter of 2008. Additional information about Cheniere Energy Partners, L.P. may be found on its web site at www.cheniereenergypartners.com.

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere Energy Partners’ business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere Energy Partners’ LNG receiving terminal business. Although Cheniere Energy Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Energy Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Energy Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Energy Partners does not assume a duty to update these forward-looking statements.

CONTACT:
Cheniere Energy Partners, L.P.
Investors:
Christina Cavarretta, 713-375-5104
or
Media:
Kim Hull, 713-375-5105